Exhibit 10.2

NOTHING CONTAINED IN THIS SETTLEMENT AGREEMENT AND MUTUAL RELEASE SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE EFFECTIVE DATE ON THE TERMS DESCRIBED IN THIS AGREEMENT, DEEMED BINDING ON ANY OF THE PARTIES TO THIS AGREEMENT.

SETTLEMENT AGREEMENT AND MUTUAL RELEASE

This SETTLEMENT AGREEMENT AND MUTUAL RELEASE (this, “Agreement”) is made and entered into by and among (i) Lugano Diamonds & Jewelry Inc., (ii) Lugano Buyer, Inc., (iii) K.L.D. Jewelry, LLC, (iv) Lugano Prive, LLC, (v) Lugano Holding, Inc. (together with the entities identified in (i)-(iv), the “Debtors”), (vi) Compass Diversified Holdings (“CODI Parent”); (vii) Compass Group Diversified Holdings LLC (“CODI”), (viii) Compass Group Management LLC (“CGM”), (ix) Sostratus, LLC (“Sostratus”), and (x) the Official Committee of Unsecured Creditors of the Debtors (the “UCC”). The Debtors, CODI, CGM, Sostratus, and the UCC are each referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Debtors were established by Mordechai Haim Ferder and his wife, Idit Ferder, in 2004 as a designer, manufacturer, and retailer of high-end jewelry.

WHEREAS, in 2021, CODI acquired an indirect majority interest in Lugano Diamonds & Jewelry Inc. from Mr. Ferder and his affiliated entities. Following the transaction, Lugano Holding, Inc. was the sole shareholder of Lugano Buyer, Inc., and Lugano Buyer, Inc. was the sole shareholder of Lugano Diamonds & Jewelry Inc. In connection with the transaction, Mr. Ferder and his affiliated entities acquired a significant portion of the equity of Lugano Holding, Inc. and CODI became the majority equity holder of Lugano Holding, Inc. Mr. Ferder continued as chief executive officer and a member of the board of directors of certain Debtors.

WHEREAS, Lugano Diamonds & Jewelry Inc. and Lugano Buyer, Inc., as co-borrowers (the “Borrowers”), and CODI, as lender, entered into a Credit Agreement (as amended, the “Credit Agreement”) dated as of September 3, 2021. The other Debtors are guarantors (the “Guarantors”) under the Credit Agreement. Pursuant to a Guarantee and Collateral Agreement dated as of September 3, 2021, the Borrowers’ obligations under the Credit Agreement are secured by liens on substantially all of the Debtors’ personal property and the obligations under the Credit Agreement are guaranteed by the Guarantors. The outstanding obligations under the Credit Agreement, including principal, prepetition interest, and fees, exceed $718 million.

WHEREAS, on May 7, 2025, CODI and its parent entity filed a Form 8-K (the “May 8‑K”) disclosing that CODI had commenced an internal investigation into the financing, accounting, and inventory practices of Lugano Holding, Inc., based on concerns reported to CODI management. The May 8-K also disclosed that Mr. Ferder had resigned from his position as Chief Executive Officer of Lugano Holding, Inc. and from all offices and directorships previously held with the applicable Debtors and their subsidiaries and affiliates.

WHEREAS, on June 24, 2025, Lugano Diamonds & Jewelry, Inc. commenced an action against Mr. Ferder and a related trust for which he is a trustee, asserting Claims for fraud, concealment, constructive fraud, and breach of fiduciary duty.

WHEREAS, on July 9, 2025, Mr. Thomas FitzGerald and Mr. L. Spencer Wells joined the board of directors for Lugano Diamonds & Jewelry Inc. (the “Lugano Board”), and a week later, on July 16, 2025, the Lugano Board delegated certain matters to a newly formed Special Committee of the Board of Directors of Lugano Diamonds (the “Special Committee”), which is comprised of Messrs. FitzGerald and Wells. The Lugano Board delegated authority to the Special Committee to investigate, bring and resolve potential claims.

WHEREAS, the Special Committee retained independent advisors and commenced an internal investigation surrounding the fraud allegations, including to determine what Claims may exist as a result thereof. The Special Committee and the full board of Lugano Diamonds & Jewelry Inc., and the board of directors, board of managers, or manager/member of the other Debtors, authorized the commencement of the Chapter 11 Cases.

WHEREAS, on November 16, 2025 (the “Petition Date”), each of the Debtors filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code. The Debtors remain in possession of their assets as debtors-in-possession pursuant to Section 1107 and 1108 of the Bankruptcy Code.

WHEREAS, on November 25, 2025, the U.S. Trustee appointed the UCC.

WHEREAS, the UCC, working with the Special Committee, on behalf of the Debtors, also commenced an investigation into the fraud allegations and the extent and validity of the liens and Claims (as defined below) asserted by CODI.

WHEREAS, on January 27, 2026, CODI filed a secured Claim against the Debtors, identified in the Debtors’ Claims register as proof of claim number 153 in the amount of $718,222,591.91 (the “CODI Prepetition Claim”) and withdrew two proofs of claim filed on January 19, 2026.

WHEREAS, in addition to the CODI Prepetition Claim, CODI has asserted Claims arising under the DIP Order and the Cash Collateral Order for, among other things, the interim financing and adequate protection (the “CODI Postpetition Claims”).

WHEREAS, as part of the on-going investigations, the Debtors (through the Special Committee), CODI, and the UCC agreed to non-binding mediation (the “Mediation”). The Mediation resulted in an agreement in principle to material terms to resolve the disputes between the Parties, each of which is memorialized herein.

AGREEMENT

NOW, THEREFORE, in consideration of the covenants and agreements contained in this Agreement and for other valuable consideration, the receipt and sufficiency of which are acknowledged, each Party, intending to be legally bound by this Agreement, agrees as follows:

1.    Defined Terms. Unless otherwise defined in this Agreement, the capitalized terms shall have the following meanings. Any capitalized terms not defined herein shall have the meaning set forth in the Plan.

a.    “Agency Order” means that Final Approval Order (I) Authorizing the Debtors to Assume the Agency Agreement, (II) Approving the Sale Guidelines, Dispute Resolution Procedures, Waiver of Various Lease Restrictions, and Modifications to The Debtors’ Customer Programs, and (III) Granting Related Relief [Docket No. 263].

b.    “Affiliate” has the meaning ascribed thereto in Section 101(2) of the Bankruptcy Code as if such entity were a debtor in a case under the Bankruptcy Code.

c.    “Agreement” has the meaning ascribed thereto in the Preamble of this Agreement.

d.    “Avoidance Actions” means any and all actual or potential avoidance, recovery, subordination, or other Claims, Causes of Action, or remedies that may be brought by or on behalf of the Debtors or their Estates or other authorized parties-in-interest under Bankruptcy Code §§ 510, 544, 547, 548, 549, 550, 551, 553(b) and 724(a) or applicable non-bankruptcy Law, including Claims, Causes of Action, or remedies arising under chapter 5 and Bankruptcy Code § 724(a) or under similar or related local, state, federal, or foreign statutes or common Law, including fraudulent transfer Law or other Law.

e.    “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§101-1532, as amended.

f.    “Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware having jurisdiction over the Chapter 11 Cases, including to the extent of the withdrawal of any reference under 28 U.S.C. § 157, the United States District Court of the District of Delaware, or in the event such court ceases to exercise jurisdiction over any Chapter 11 Case.

g.    “Bankruptcy Release Parties” means each of, and in each case in its capacity as such: (i) the Debtors and each of the Estates; (ii) the UCC (and its individual members solely in their capacities as members of the UCC and not in their capacity as parties that conducted business with or otherwise transacted with the Debtors or any Excluded Party); and (iii) each Related Party of each entity in clauses (i) and (ii); provided, however, no Excluded Party shall be a Bankruptcy Release Party.

h.    “Business Day” means any day other than a Saturday, a Sunday, a “legal holiday” (as defined in Bankruptcy Rule 9006(a)), or any other day on which commercial banks in New York, New York are required or authorized to close by Law or executive order.

i.    “Cash” means cash and cash equivalents, including bank deposits, wire transfers, checks representing good funds, and legal tender of the United States of America or instrumentalities thereof.

j.    “Cash Collateral Order” means that Final Order (I) Authorizing the Debtors to Use Cash Collateral; (II) Granting Adequate Protection to the Prepetition Lender; (III) Modifying the Automatic Stay; and (IV) Granting Related Relief entered by the Bankruptcy Court on February 10, 2026 [Docket No. 364].

k.    “Causes of Action” mean any and all Claims (including Investment Contract Claims), rights, actions, Avoidance Actions, Contributed Claims, proceedings, causes of action, liabilities, obligations, suits, debts, remedies, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, rights of setoff, third-party claims, subordination claims, subrogation claims, contribution claims, reimbursement claims, indemnity claims, counterclaims, and cross claims, legal remedies, equitable remedies, claims, damages, judgments whatsoever, whether known or unknown, reduced to judgment, liquidated or unliquidated, fixed or contingent, matured or unmatured, disputed or undisputed, foreseen or unforeseen, asserted or unasserted, existing or hereafter arising, secured or unsecured, whether asserted directly or derivatively, in Law, at equity, or otherwise, by statute, whether for tort, fraud, contract, or otherwise, including any recharacterization, subordination, avoidance or other claim under any other similar provision of applicable state or federal Law.

l.    “CGM” has the meaning ascribed thereto in the Preamble of this Agreement.

m.    “Chapter 11 Cases” means with respect to all Debtors, the chapter 11 bankruptcy cases commenced by the Debtors, which are being jointly administered under the case caption In re Lugano Diamonds & Jewelry Inc. et al., Case No. 25-12055 (BLS) (Bankr. D. Del.), and with respect to a particular Debtor, the chapter 11 bankruptcy case of such Debtor pending in the Bankruptcy Court.

n.    “Claim” means any “claim,” as defined in Bankruptcy Code § 101(5) against any of the Debtors or against any property of the Debtors.

o.    “CODI” has the meaning ascribed thereto in the Preamble of this Agreement.

p.    “CODI Auditor Claim” means all Causes of Action CODI now holds or could hold against GT arising from or related to GT’s services to any of the Debtors and services GT rendered to CODI in connection with the Debtors.

q.    “CODI Auditor Recovery” means the recovery set forth in Paragraph 3.b of this Agreement.

r.    “CODI Claims” mean the CODI Prepetition Claim and CODI Postpetition Claims.

s.    “CODI Parent” has the meaning ascribed thereto in the Preamble of this Agreement.

t.    “CODI Parties” means CODI Parent, CODI, CGM, Sostratus, and each of their subsidiaries in their individual capacities and collectively as context requires, provided that no Excluded Party and no Debtor or any of its subsidiaries is a CODI Party.

u.    “CODI Related Parties” means the Related Parties of the CODI Parties, which includes Patrick A Maciariello and Raj U. Dalal, in each case solely in its or their capacity as such; provided, however that: (i) none of the Excluded Parties are CODI Related Parties; and (ii) the Debtors and their subsidiaries shall not be considered CODI Related Parties.

v.    “CODI Release Parties” means the CODI Parties and CODI Related Parties.

w.    “CODI Recoveries” mean the CODI Specified Asset Recoveries, CODI Auditor Recovery, CODI Remainder Recovery, and CODI Residual Recovery.

x.    “CODI Remainder Recovery” means the recovery set forth in Paragraph 3.c of this Agreement.

y.    “CODI Residual Recovery” means the recovery set forth in Paragraph 3.d of this Agreement.

z.    “CODI Specified Asset Recoveries” means the recovery set forth in Paragraph 3.a of this Agreement.

aa.    “Confirmation Order” means the order of the Bankruptcy Court confirming the Plan pursuant to Bankruptcy Code § 1129 and approving this Agreement, which order must be acceptable to CODI and the UCC in all respects.

bb.    “Debtors” has the meaning ascribed thereto in the Preamble of this Agreement.

cc.    “DIP Order” means the Interim Order (I) Authorizing the Debtors to (A) Obtain Postpetition Financing, and (B) Use Cash Collateral; (II) Granting Liens and Providing Superpriority Administrative Expense Claims; (III) Granting Adequate Protection to the Prepetition Lender; (IV) Modifying the Automatic Stay; (V) Scheduling a Final Hearing; and (VI) Granting Related Relief [Docket No. 66].

dd.    “Disclosure Statement” means the disclosure statement relating to the Plan, including all exhibits and schedules thereto, as approved by the Bankruptcy Court pursuant to Bankruptcy Code § 1125, as it subsequently may be amended, modified, or supplemented by the Debtors.

ee.    “Effective Date” has the meaning set forth in Paragraph 2 of this Agreement.

ff.    “Estates” mean the chapter 11 estates of the Debtors created by Bankruptcy Code § 541(a).

gg.    “Excluded Parties” mean, collectively, (a) Ferder Affiliated Parties, (b) GT, (c) Josh Gaynor, (d) Investment Contract Counterparties, (e) any Person or entity set forth on Exhibit I. to the Plan Supplement, (f) any relative, shareholder, member, advisor, attorney, professional, Related Party, or beneficiaries of any of the persons or entities listed in the foregoing (a) – (e), and (g) any immediate or mediate transferee of property from any of the foregoing, provided that the following are not Excluded Parties: (i) the CODI Parties, (ii) the Debtors, (iii) the Lugano Prive Investment Trust, (iv) the Creditors’ Committee and its members only in their capacities as members of the Creditors’ Committee, and (v) the Related Parties of the Persons or entities listed in the foregoing (i) – (iv) who are not Ferder Related Parties and who are not specifically identified in the preceding clauses of this definition.

hh.    “GT” means Grant Thornton LLP and its affiliates, which served as auditor for the Debtors and CODI.

ii.    “Investment Contract” means any contract or agreement with one or more of the Debtors or with any Ferder Affiliated Party under which an Investment Contract Counterparty provided consideration purportedly for the shared purchase of, or a loan in connection with the purported acquisition of, or secured by, diamonds, precious stones or minerals, or jewelry in exchange for a return of principal or invested amount with interest or other additional return on principal or other investment and guarantee of such a contract or agreement. The CODI Claims are not Investment Contracts.

jj.    “Investment Contract Claims” means any Claim or Cause of Action a Debtor may have against an Investment Contract Counterparty or a Related Party to such Investment Contract Counterparty.

kk.    “Investment Contract Counterparty” means a non-Debtor party to an Investment Contract.

ll.    “Law” means any federal, state, local, or foreign law (including common law), statute, code, ordinance, rule, regulation, order, listing rule, ruling, or judgment, in each case, that is validly adopted, promulgated, issued, or entered by a governmental authority of competent jurisdiction (including the Bankruptcy Court) or stock exchange.

mm.    “Liquidation Trust” means a liquidation trust established on the Effective Date for the benefit of the Liquidation Trust Beneficiaries in accordance with the terms of the Plan and the Liquidation Trust Agreement.

nn.    “Liquidation Trust Agreement” means the agreement establishing and delineating the terms and conditions of the Liquidation Trust, including the rights and duties of the Liquidation Trustee and the Liquidation Trust Oversight Board.

oo.    “Liquidation Trust Assets” mean all assets of the Estates, including all Causes of Action, Cash in the Estates, any proceeds of the Tax Refund realized by the Post-Confirmation Debtor and transferred to the Liquidation Trust on receipt as provided in the Plan, the equity in the Post-Confirmation Debtor, any proceeds realized or received from such assets, all rights of setoff, recoupment, and other defenses with respect, relating to, or arising from the assets but excluding (a) the Tax Refund, (b) the Effective Date Reserves, and (c) the Professional Fee Reserve.

pp.    “Liquidation Trust Oversight Board” means the board set forth in Paragraph 11 of this Agreement.

qq.    “Liquidation Trustee” means Michael Goldberg and any successor appointed pursuant to the Liquidation Trust Agreement.

rr.    “Mediation Materials” mean all communications, documents, information, and other materials disclosed or submitted during the mediation held between May 6 and May 7, 2026.

ss.    “Net Proceeds” mean Cash recoveries from Liquidation Trust Assets, less all reasonable expenses incurred in obtaining such recoveries.

tt.    “Ordinary Course Professional” has the meaning as that term is defined in the Order (A) Authorizing the Debtors to Retain and Compensate Professionals Used in the Ordinary Course of Business, and (B) Granting Related Relief [Docket No. 194] and who has been retained by the Debtors in accordance with the order.

uu.    “Person” means any person or organization created or recognized by Law, including any association, company, cooperative, corporation, entity, estate, fund, individual, joint stock company, joint venture, limited liability company, partnership, trust, trustee, unincorporated organization, government (including any federal, state, local, municipal, or foreign government) or any political subdivision or agency, department, or instrumentality thereof, or any other entity or organization of whatever nature, and any other entity as defined in Bankruptcy Code § 101(15).

vv.    “Plan” means the chapter 11 plan of the Debtors, which incorporates this Agreement, in the pending Chapter 11 Cases, including all exhibits, schedules, supplements, appendices, annexes and attachments thereto, as the same may be amended, modified, or supplemented in accordance with the Plan.

ww.    “Plan Effective Date” means the date the Plan becomes effective in accordance with its terms.

xx.    “Plan Effective Date Cash” means all Cash in the Estates on the Plan Effective Date, less the amount of Cash required to fund the Effective Date Reserves (as defined in the Plan).

yy.    “Post-Confirmation Debtor” means Lugano Holding, Inc.

zz.    “PSA” means the agreement by and among the CODI Parties, the Debtors, and the UCC establishing the Debtors’ obligations to, among other things, propose the Plan containing provisions consistent with all material terms of this Agreement and all such parties’ obligations to, among other things, vote to accept this Plan and support its confirmation.

aaa.    “Related Parties” means, collectively, with respect to any Person or entity, and in each case solely in its capacity as such, all current and former directors, managers, officers, committee members, members of any governing body, shareholders, unitholders, equity holders (regardless of whether such interests are held directly or indirectly), affiliated investment funds or investment vehicles, managed accounts or funds, predecessors, assignors, participants, successors, assignees (whether by operation of Law or otherwise), subsidiaries, partners, limited partners, general partners, principals, members, management companies, fund advisors or managers, fiduciaries, employees, agents, trusts, trustees, advisory board members, financial advisors, attorneys (including any other attorneys or professionals retained by any current or former director or manager in his or her capacity as director or manager of an entity), accountants, investment bankers, consultants, representatives, and other professionals and advisors and any such Person’s or entity’s respective heirs, executors, estates, and nominees; provided that no Excluded Party is a Related Party. Related Parties of the Debtors include the Special Committee and its members, advisors, and attorneys.

bbb.    “Sostratus” has the meaning ascribed thereto in the Preamble of this Agreement.

ccc.    “Specified Assets” means, collectively, (a) the Agency Agreement Proceeds; (b) the Tax Refund; and (c) the Theft Policy, and (d) Causes of Action to establish, and realize upon, the amounts due to the Estates under any agreement or law with respect to clauses (a) – (c).

ddd.    “Tax Refund” means any federal, state, and local income tax refunds or other tax refunds owing or that become owing to any of the Debtors, including refunds owing to the Post-Confirmation Debtor from any taxing authorities, including the United States government and any state and local governments.

eee.    “Theft Policy” means the Primary and Excess All Risks (LDI) policies, policy numbers B080123941W24 and B080123942W24, issued by Lloyd’s (syndicated) that insure against, among other things, theft of certain of the Debtors’ precious stone inventory under which the Debtors are the insured.

fff.    “Third-Party Litigation” means any litigation or investigation between a third-party and CODI relating to the Debtors.

ggg.    “UCC” has the meaning ascribed thereto in the Preamble of this Agreement.

2.    Conditions to Effectiveness. This Agreement shall become effective and binding upon each of the Parties at 12:00 a.m. (prevailing Eastern Time), on the Effective Date, which is the date on which all the following conditions have been satisfied or waived in accordance with this Agreement:
a.    Entering into this Agreement must be approved and executed by the requisite majority of the members of the relevant boards of directors or managers of CODI Parent, CODI, CGM, and Sostratus in accordance with their respective governing documents;

b.    Each of the Parties shall have executed and delivered counterpart signature pages of this Agreement and the PSA to counsel for the other Parties (as applicable); and

c.    The Plan Effective Date shall have occurred.

3.    CODI Recoveries. The Plan shall provide for the following treatment on account of the CODI Claims, which treatment shall be in full and final satisfaction of the CODI Claims:

a.    CODI Specified Asset Recoveries.

i.    On the Plan Effective Date, the Debtors shall pay CODI 34.79% of the amount of the Effective Date Cash.

ii.    After the Plan Effective Date, the Liquidation Trustee shall pay CODI (A) a subsequent Distribution from the Liquidation Trust equal to 34.79%

of Cash released from the Effective Date Reserves and Professional Fee Reserve to the extent not necessary to satisfy all Allowed Administrative, Professional Fee, Priority, Priority Tax, Other Secured, and Convenience Claims; and (B) periodic Distributions from the Liquidation Trust pursuant to the Liquidation Trust Agreement equal to 34.79% of all Net Proceeds of Specified Assets received by the Liquidation Trust after the Effective Date.

b.    CODI Auditor Recovery. The Liquidation Trust shall pay CODI 45% of any Net Proceeds of all GT Claims. The Liquidation Trustee shall ensure its professionals maintain a record of fees and expenses under a separate billing designation for all work associated with the CODI Auditor Recovery.

c.    CODI Remainder Recovery. The Liquidation Trust shall pay CODI 25% of any Net Proceeds of Causes of Action (including recoveries under any representations and warranty policy and Avoidance Actions) other than the GT Claims and Specified Assets.

d.    CODI Residual Recovery. The Liquidation Trust shall pay CODI any Net Proceeds remaining in the Liquidation Trust after Holders of General Beneficial Interests receive Distributions equal to the full amount of their Allowed General Unsecured Claims plus GUC Interest (as defined in the Plan).

4.    CODI Recoveries Mechanics. All CODI Recoveries shall be made by wire transfer or similar transfer of immediately available funds pursuant to written directions provided by CODI to the Debtors or the Liquidation Trustee, as applicable.

5.    Assignment of Certain Claims and Causes of Action to Liquidation Trust. CODI irrevocably assigns and transfers the CODI Auditor Claims to the Liquidation Trust. The Plan shall offer holders of general unsecured Claims in the Chapter 11 Cases the opportunity to assign any individual Claims or Causes of Action such creditor may have against GT to the Liquidation Trust in exchange for an enhanced recovery on such creditor’s unsecured Claim against a Debtor; provided that such enhanced recovery shall not affect the treatment of the CODI Claims, reduce the CODI Recoveries, or have any material adverse effect of any kind on any of the CODI Parties or CODI Related Parties.

6.    Disputes. After the Effective Date, the Parties agree that any disputes arising under or relating to this Agreement shall be decided by the Bankruptcy Court and hereby agree to the sole and exclusive jurisdiction of the Bankruptcy Court for purposes of such disputes.

7.    Further Assurances. To the extent they remain in existence at the relevant time—it being understood that the Debtors (except for the Post-Confirmation Debtor) and the UCC cease to exist on the Plan Effective Date:

a.    Agreement Cooperation. The Parties shall cooperate reasonably with each other and with each other’s respective representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (i) furnish upon request to each other such further information, (ii) execute and deliver to each other such other documents, and (iii) do such other acts as a Party may reasonably request for the purpose of carrying out the transactions and compromises contemplated by this Agreement. The Parties shall cooperate with each other as necessary to obtain all consents and authorizations of third-parties, if any, to make all filings with and give all notices to third-parties that may be necessary or reasonably required in order to carry out the intent of this Agreement and the transactions and compromises contemplated hereby.
b.    Third-Party Litigation Cooperation. Each of the Parties agrees to (i) respond (at the requesting Party’s expense) to each other’s reasonable requests for information relating to any Third-Party Litigation for 24 months after the Effective Date and (ii) upon request from a Party, and to the extent a common interest or joint defense exists, enter into a reasonable Common Interest Agreement or Joint Defense Agreement to govern the sharing of such information as contemplated in this Paragraph 7b; provided, however, that no Party is required to participate in any Third-Party Litigation in which it is not a party, to create or provide work product or other documents that do not already exist, or to take, assist with, or support any position or action in any Third-Party Litigation that the responding Party does not support or agree with, in its sole or absolute discretion. Nothing in this subparagraph alters or is intended to alter any Party’s obligation to respond to a valid subpoena or any Party’s right to object to a subpoena pursuant to applicable Law. Nothing in this Agreement shall require any CODI Release Parties to incur any expenses or costs in providing such cooperation.

c.    No Cooperation Regarding Litigation Against the CODI Release Parties. No Party to this Agreement shall encourage or voluntarily cooperate in any litigation or anticipated litigation against the CODI Release Parties.

8.    Releases by the Bankruptcy Release Parties. Except as provided in Paragraph 10, the Bankruptcy Release Parties, to the extent controlled by a Party hereto, shall forever release the CODI Release Parties from any and all Claims, actions, Causes of Action, suits, debts, dues, sums of money, accounts, controversies, agreements, promises, damages, judgments, executions, and demands whatsoever, in Law or equity, whether known or unknown, liquidated or unliquidated, which the Bankruptcy Release Parties ever had, now have, or hereafter can, shall, or may have against any of the CODI Release Parties or Bankruptcy Release Parties for any matter, cause, thing, or reason whatsoever as of the Plan Effective Date, including but not limited to, for or arising out of, or related to, prepetition matters with the Debtors, the Debtors’ business, the Debtors’ actual or alleged fraud, the Chapter 11 Cases, the CODI Claims, and other actual or potential Claims that were or could have been asserted against any of the CODI Release Parties or any of the Bankruptcy Release Party.

9.    Releases by the CODI Release Parties. Except as provided in Paragraph 10, the CODI Release Parties, to the extent controlled by a Party hereto, hereby forever release and discharge the Bankruptcy Release Parties from any and all Claims, actions, Causes of Action, suits, debts, dues, sums of money, accounts, controversies, agreements, promises, damages, judgments, executions, and demands whatsoever, in Law or equity, whether known or unknown, liquidated or unliquidated, which the CODI Release Parties ever had, now have, or hereafter can, shall, or may have against any of the Bankruptcy Release Parties for any matter, cause, thing, or reason whatsoever as of the Plan Effective Date, including but not limited to, for or arising out of, or related to, prepetition matters with the Debtors, the Debtors’ business, the Debtors’ actual or alleged fraud, the Chapter 11 Cases, and any other actual or potential Claims that were or could have been asserted against any of the Bankruptcy Release Parties.
10.    Exclusions from Releases. Notwithstanding anything to the contrary in Paragraph 8, Paragraph 9, or any other Paragraph of this Agreement, the Parties agree and acknowledge that, subject to their treatment in the Plan, this Agreement and the releases to be provided in the Plan shall not release or waive:

a.    The CODI Claims;

b.    The CODI Recoveries;

c.    Any and all Claims, Causes of Action, derivative claims and causes of action, obligations, suits, judgments, damages, debts, rights, remedies, and liabilities of any unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law equity, contract, tort, or otherwise, that a CODI Party would have been legally entitled to assert in their own right (whether individually, derivatively, or collectively) against another CODI Party or any of their officers, directors, members, managers, trustees, or employees;

d.    any obligation of a Party arising under or created by this Agreement; and

e.    any Claim or litigation by a Party against a third-party that is not expressly released pursuant to this Agreement and the Plan, including but not limited to, Claims or litigation by the Debtors, Estates, Liquidation Trust, or CODI Release Parties against (a) any Excluded Party, (b) against any member of the UCC (in a capacity other than as a member of the UCC, and (c) against any Investment Contract Counterparty.

11.    Liquidation Trust Oversight Board. The Plan shall provide that the Liquidation Trust shall have a board comprising five members established under the Plan and Article III of the Liquidation Trust Agreement to oversee the Liquidation Trustee’s performance of his duties and otherwise serve the functions set forth in the Liquidation Trust Agreement. The initial members of the Liquidation Trust Oversight Board are: (i) Stephen Keller; (ii) Adam Rothstein; (iii) Avi Wazana; (iv) Spencer Wells; and (v) Craig Barbarosh. The last two named Board Members are the independent board members of the Liquidation Trust Oversight Board.

12.    Confidentiality. Except as explicitly provided in the Plan or required under applicable law, the Parties agree, and the Plan shall provide, that the Parties shall keep all Mediation Materials confidential to the maximum extent allowable by Law and that they shall not make, or cause any other person or entity to make, any public statements or other communications concerning this Agreement or its subject matter. In the event a Party, in its sole discretion, makes a good faith determination that disclosure of any Mediation Materials is necessary to comply with its obligations, including but not limited to, in order to comply with direction of the Bankruptcy Court or to respond to request for compelled disclosure, such disclosing Party shall (to the extent reasonably possible) provide the other Parties with reasonably prompt, advance written notice so as to permit the other Parties an opportunity to consult with, and advise the disclosing Party of, the other Parties’ position. In the event of a filing, subpoena, or similar request for compelled disclosure of the terms of any Mediation Materials, the Party receiving such filing, subpoena, or request shall provide a copy of such request to the other Parties promptly upon receipt. This notice and consultation requirement does not impose any obligation upon any Party to forego or resist disclosure if such Party determines in its good faith discretion that such disclosure is necessary to comply with such Party's obligations. The obligations of the Parties set forth in this Paragraph 12 shall survive the termination of this Agreement regardless of whether the Effective Date has occurred.

13.    Miscellaneous. Each Party acknowledges, represents, and agrees that:

a.    no promise, inducement, or consideration has been offered or promised to any Party except as expressly set forth herein;

b.    this Agreement is executed without reliance upon any statement or representation by any other Party or other Party’s attorneys or representatives concerning the nature and extent of any Claims and/or damages or legal liability therefor;

c.    this Agreement, together with the PSA and Plan, constitutes the final and fully-integrated agreement of the Parties concerning the subject matter hereof and supersedes all prior or contemporaneous oral and written statements, understandings, and agreements between them or their counsel regarding the subject matter hereof;

d.    this Agreement shall be governed by the Laws of the State of Delaware without regard to any choice of Law analysis that might call for application of some different Law;

e.    this Agreement may not be modified except in a writing signed by each Party and no Party shall be entitled to rely on any other manner of attempted modification, which shall be void (and not merely voidable);

f.    no Party has assigned or purported to assign any Claim that otherwise would be released or discharged by this Agreement;

g.    this Agreement may be executed in two or more counterparts, but all of which taken together shall constitute one and the same agreement; and

h.    signatures exchanged by email or facsimile transmission shall be deemed original signatures for all purposes and shall indicate and evidence such Party’s final and fully-enforceable agreement to the terms of this Agreement.

14.    Authority. Each Party and each signatory below represents that the signatory has all necessary authority to enter into the terms of this Agreement on behalf of the Party for which she or he is signing and to bind that Party to the terms of this Agreement. Each Party acknowledge that each other Party is specifically relying on these representations in entering into this Agreement and that the Parties’ respective signatories have actual, apparent, and inherent authority to bind the Parties to the terms of this Agreement. Each of the Parties agree that none of the Parties has an obligation to inquire into the authority of the signatories for any Party and the Parties’ reliance on the representations in this Agreement and apparent authority is reasonable and justifiable.
15.    Third-Party Beneficiaries.

a.    Except as set forth in Paragraph 15(b), the Parties do not confer any rights or remedies upon any person other than the Parties to this Agreement and their respective successors and assigns.

b.    The Parties hereby designate the Bankruptcy Release Parties and CODI Release Parties as third-party beneficiaries of this Agreement having the right to enforce the releases provided under this Agreement.

16.    Conflicts. In the event of any inconsistency between this Agreement and the Plan, the Plan shall govern.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the dates indicated below.

[Signature Pages Intentionally Omitted]